EXHIBIT 99.1

COMTEX NEWS NETWORK, INC.
                                   Release:  IMMEDIATE
                                   For:  Comtex News Network
Contact:  Amber Gordon            (Symbol:  CMTX)
          agordon@comtexnews.com
          703-797-8011

        COMTEX REPORTS 4th QUARTER AND FISCAL YEAR 2003
                       FINANCIAL RESULTS

ALEXANDRIA, VA, September 25, 2003 - Comtex News Network,
Inc., (OTC BB: CMTX), a leading wholesaler of electronic real-time news and content, today announced financial results for the fiscal year ended June 30, 2003.

     Revenues were $9.3 million for fiscal 2003, down from $12.2 million for the fiscal year ended June 30, 2002. For the year ended June 30, 2003, the Company had an operating loss of $1.2 million and a net loss of $1.3 million, or a $0.10 loss per share, versus an operating loss of $1.3 million and a net loss of $1.4 million, or a $0.12 loss per share, for the previous fiscal year. The decline in revenues is the direct result of business closures and consolidation among clients, primarily in the Internet and personal investor markets. Comtex reduced overall operating expenses by $2.5 million, net of increases in depreciation and amortization and a $499,000 write-off resulting from the discontinuation of certain product offerings and other software.

     For the quarter ended June 30, 2003, the Company's revenues were $2.1 million compared to $2.7 million for the last quarter of fiscal 2002. The Company reported a net loss of $1.1 million, or an $0.08 loss per share, for the fourth quarter of 2003, versus last year's fourth quarter net loss of $950,000, or a $0.07 loss per share. During the fourth quarter, as part of its new strategic plan, Comtex discontinued a product, News Solutions, and recorded the write-off of certain related assets and other software as noted above.

     For fiscal 2003, earnings before interest, taxes, depreciation and amortization ("EBITDA"), increased to $504,000 from a loss of $156,000 for the previous fiscal year.
This increase was primarily the result of certain recovered expenses and decreased operating expenses (please see table included below and the accompanying note to table for a further explanation of EBITDA).

     "Comtex holds a position of strength as a wholesaler of electronic news and content. However, as shown by the fiscal 2003 financial results, Comtex must find ways in which to improve its financial performance. Beginning in the spring of 2003, Comtex undertook a thorough evaluation of its overall strategic position, as part of a revitalization of the Company," said Stephen W. Ellis, Comtex's Chairman, who was recently appointed CEO. "Our evaluation has resulted in strategic changes to many areas of the Company, including its market positioning, product line, pricing and technology."
Mr. Ellis concluded, "The Comtex management team is committed to finding ways to maximize the Company's value to its distributors, partners, employees and shareholders."


About Comtex
Comtex is the leading wholesaler of real-time news and related content for the world's leading financial and business information distributors. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines, filters and distributes news and content received from more than 10,000 national and international news bureaus, agencies and publications. The resulting news and content products - with embedded stock tickers, key words, standardized metadata, uniform formatting and custom filters - are all designed to meet the exacting standards required by investment professionals. Comtex can be found on the Web at http://www.comtex.com.


Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                    FINANCIAL TABLE FOLLOWS

                             Comtex News Network, Inc.
                              Selected Financial Data
                 (amounts in  thousands, except per share amounts)

                                    Years Ended                    Quarters
                                      June 30                    Ended June 30
                              -----------------------       ---------------------
                                     (audited)                   (unaudited)
                              ------------------------       --------------------
                                 2003         2002             2003         2002
                                -------      ------           ------       ------
Revenues                      $   9,268   $    12,248      $    2,119    $   2,684
Operating (Loss)                 (1,211)       (1,277)         (1,089)        (928)
Net (Loss)                    $  (1,337)   $   (1,361)     $   (1,117)   $    (950)
                             -----------  ------------    -------------  -----------
Net (Loss) Per Share
     Basic                    $   (0.10)   $    (0.12)      $   (0.08)   $   (0.07)
                             -----------  ------------    -------------  -----------
     Diluted                  $   (0.10)   $    (0.12)      $   (0.08)   $   (0.07)
                             -----------  ------------    -------------  -----------
Weighted Avg. # Shares:
     Basic                       13,184        11,349          13,227       13,092
                             -----------  ------------    -------------  -----------
     Diluted                     13,184        11,349          13,227       13,092
                             -----------  ------------    -------------  -----------

Reconciliation to EBITDA:
 Net (Loss)                   $  (1,337)   $   (1,361)     $   (1,117)   $    (950)
 Stock-based compensation             2             7               -            -
 Depreciation & Amortization      1,215         1,114             303          313
 Impairment Charge                  499             -             499            -
 Interest/Other Expense             125            84              28           22
                              ----------  ------------      -----------  ------------
 EBITDA                       $     504  $       (156)     $     (287)   $    (615)

Please Note: EBITDA consists of earnings before interest and other expense, interest and other income, income taxes, stock-based compensation, depreciation and amortization and impairment charges. EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.


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